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                                                                     EXHIBIT 4.2


THIS OPTION AGREEMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS OPTION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OR AN OPINION OF COUNSEL IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.


HOLDER:  AJG FINANCIAL SERVICES, INC.        GRANT DATE:  DECEMBER 31, 2001

                                             EXPIRATION DATE: DECEMBER 31, 2004


                          INTREPID CAPITAL CORPORATION

                       OPTION AGREEMENT FOR THE PURCHASE
                       OF SHARES OF INTREPID COMMON STOCK


         IN ACCORDANCE WITH THE INVESTMENT AGREEMENT (AS HEREINAFTER DEFINED), FOR VALUE RECEIVED IN CONNECTION THEREWITH AND HEREUNDER, INTREPID CAPITAL CORPORATION, a Delaware corporation located at 3652 South Third Street, Suite 200, Jacksonville Beach, Florida 32250 (the "Company"), hereby certifies that AJG FINANCIAL SERVICES, INC., a Delaware corporation located at The Gallagher Center, Two Pierce Place, Itasca, Illinois 60143-3141 (the "Holder"), or the Holder's successors and permitted assigns, is hereby granted the option (hereinafter referred to as the "Option"), subject to the provisions of this Option Agreement, to purchase from the Company, during the Exercise Period (as hereinafter defined), that number of validly issued, fully paid and non-assessable shares of the common stock, par value $.01 per share, of the Company (the "Intrepid Common Stock") set forth in Section 1.1 hereof at a price (the "Exercise Price") per Option Share (as hereinafter defined) equal to
(i) $3.00 during the first year of the Exercise Period, (ii) the greater of (A) seventy-five percent (75%) of the average Closing Price (as hereinafter defined) for the ninety (90) consecutive Trading Days (as hereinafter defined) immediately preceding the first anniversary of the Grant Date (as set forth above), and (B) $3.00 during the second year of the Exercise Period, and (iii) the greater of (A) seventy-five percent (75%) of the average Closing Price for the ninety (90) consecutive Trading Days immediately preceding the second anniversary of the Grant Date, and (B) $3.00 during the third year of the Exercise Period. This Option Agreement is the Option Agreement contemplated by that certain Convertible Note Agreement and that certain Investment Agreement (the "Investment Agreement"), each of even date herewith, between the Company and the Holder.


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         For purposes hereof, the term "Closing Price" shall mean the daily closing sales price on any Trading Day or, if no such closing sales price shall be reported on such Trading Day, then the average between the closing bid and closing asked prices on any such Trading Day for, one share of Intrepid Common Stock as reported on The Nasdaq National Market System if the Intrepid Common Stock is listed on The Nasdaq National Market System or, if the Intrepid Common Stock is not then listed on The Nasdaq National Market System, then as reported on The Nasdaq Small Cap Market or, if the Intrepid Common Stock is not then listed on The Nasdaq National Market System or The Nasdaq Small Cap Market, then as reported on the OTC Bulletin Board or, if the Intrepid Common Stock is not then listed on The Nasdaq National Market System, The Nasdaq Small Cap Market or the OTC Bulletin Board, then as reported on the primary "national securities exchange" or "national market system" (as such terms are used in the Securities Exchange Act of 1934, as amended) on which the Intrepid Common Stock is then quoted, listed or reported or, if there are no daily closing sales price or closing bid and closing asked prices for the Intrepid Common Stock reported on any of the foregoing, then an amount per share of the Intrepid Common Stock as determined by the Board of Directors of the Company in good faith.

         The number of shares of Intrepid Common Stock to be received upon the exercise of the Option may be adjusted from time to time as hereinafter set forth. The shares of Intrepid Common Stock deliverable upon such exercise, and as adjusted from time to time, are referred to herein as the "Option Shares." The term "Other Securities" means any other equity or debt securities that may be issued by the Company in addition to or in substitution for the Option Shares. The term "Company" means and includes the Company as well as (i) any immediate or more remote successor corporation resulting from the merger or consolidation of the Company (or any immediate or more remote successor corporation of the Company) with another corporation, or (ii) any corporation to which the Company (or any immediate or more remote successor corporation of the Company) has transferred its property or assets as an entirety or substantially as an entirety. The term "Trading Day(s)" means a day on which The Nasdaq National Market System, The Nasdaq Small Cap Market, the OTC Bulletin Board or the primary national securities exchange or national market system on which the Intrepid Common Stock is quoted, listed or reported is open for a full day of trading.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company shall execute and deliver a new Option Agreement of like tenor and date. Any such new Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Option Agreement was lost, stolen, destroyed or mutilated.

         The Holder agrees with the Company that this Option Agreement is issued, and all the rights hereunder shall be held, subject to all of the conditions, limitations and provisions set forth herein.


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         1.       EXERCISE OF OPTION.

                  1.1 VESTING; METHOD AND PERIOD OF EXERCISE. The Exercise Price and the number of Option Shares issuable upon exercise of the Option are subject to adjustment upon the occurrence of certain events pursuant to the provisions of Sections 1.1 and 5 hereof. Upon the exercise of the Option in accordance with, and subject to the provisions of, this Option Agreement, the Holder has the right to purchase from the Company (and the Company will issue and sell to such registered Holder) during the Exercise Period:

                           (a) immediately upon the date hereof and at any time or from time to time hereafter during the Exercise Period, up to an aggregate of that number of shares of Intrepid Common Stock which would, at the time of exercise and when added to all other shares of Intrepid Common Stock and other securities of the Company exercisable for or convertible into shares of Intrepid Common Stock other than the Option Shares ("Convertible Securities") then owned by Holder, result in Holder beneficially owning on a fully-diluted basis 35.025% of the issued and outstanding Intrepid Common Stock (and which number of Option Shares shall be subject to adjustment as provided herein); and

                           (b) up to an aggregate of that number of shares of Intrepid Common Stock which would, at the time of exercise and when added to all other shares of Intrepid Common Stock and Convertible Securities then owned by Holder other than the Option Shares, result in Holder beneficially owning on a fully-diluted basis 51% of the issued and outstanding Intrepid Common Stock (and which number of Option Shares shall be subject to adjustment as provided herein), immediately upon and from time to time or at any time after the completion of an additional $4,500,000 investment in or loan to the Company, as contemplated by and provided for in the Investment Agreement.

                  1.2 METHOD OF EXERCISE. The Option may be exercised, in whole or in part, during the Exercise Period by presentation and surrender of this Option Agreement to the Company at its principal office, or at the office of its stock transfer agent, if any, together with the Election to Exercise in the form attached hereto duly executed and accompanied by payment of the Exercise Price for the number of Option Shares specified in such form and instruments of transfer, if appropriate, duly executed by the Holder or its duly authorized attorney. Payment of the Exercise Price may be made (a) in cash, by wire transfer or by delivery of one or more certified or official bank checks, payable to the order of the Company, (b) upon a dollar for dollar cancellation of any principal outstanding under any indebtedness or other obligation made by the Company payable to the Holder, (c) by delivery of a number of shares of the Intrepid Common Stock already held by the Holder having a fair market value, as determined by multiplying the Closing Price on the date the Option is exercised by such shares of Intrepid Common Stock, that equals the Exercise Price for the number of Option Shares for which the Option is exercised, or (d) by reducing the actual number of Option Shares issuable upon the exercise of the Option (as set forth on the Election to Exercise) by the smallest number of whole Option Shares which, when multiplied by the Closing Price as of the date the Option is exercised, is sufficient to satisfy the Exercise Price for the number of Option Shares for which


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the Option is exercised. If the Option should be exercised in part only, the
Company shall, upon surrender of this Option Agreement for cancellation, execute and deliver a new Option Agreement evidencing the rights of the Holder thereof to purchase the balance of the Option Shares purchasable hereunder. Upon receipt by the Company of this Option Agreement, together with the Exercise Price, at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Intrepid Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Intrepid Common Stock shall not then be actually delivered to the Holder. The Company shall be legally obligated to consummate the exercise of the Option and shall be liable in damages to the Holder, including, without limitation, damages for the Holder's reasonable attorneys fees and expenses, if for any reason, it does not complete the exercise of the Option.

                  1.3 EXERCISE PERIOD OF OPTION. Subject to the terms of this Section 1, the Option may be exercised during the period (the "Exercise Period") commencing on the date hereof and expiring at 5:00 p.m. Eastern Time on the Expiration Date (as set forth on the first page hereof) or, if such day is a day on which banking institutions in Jacksonville, Florida are authorized by law to close, then on the next preceding day that shall not be such a day, at which time this Option Agreement and the Option will terminate and no longer be exercisable.

         2. RESERVATION OF SHARES. The Company shall at all times reserve for issuance and delivery upon exercise of the Option all shares of Intrepid Common Stock or other shares of capital stock of the Company (and Other Securities) from time to time issuable upon the exercise of the Option. All such Option Shares (and Other Securities) shall be duly and validly authorized and, when issued upon such exercise, shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights other than rights held by the Holder.

         3. FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Option, but the Company shall pay the Holder an amount equal to the product obtained by multiplying such fractional share of Intrepid Common Stock by the Exercise Price on the date of the exercise of the Option in lieu of each fraction of a share otherwise called for upon any exercise hereof.

         4. HOLDER DOES NOT HAVE THE RIGHTS OF A STOCKHOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity, until the valid exercise of the Option, and the rights of the Holder are limited to those expressed in this Option Agreement.

         5.       ANTI-DILUTION PROVISIONS.

                  5.1 ADJUSTMENT FOR RECAPITALIZATION, RECLASSIFICATION, ETC. If the Company shall at any time subdivide its outstanding shares of Intrepid Common Stock (or Other Securities at the time receivable upon the exercise of the Option) by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribution, the number of shares of Intrepid Common Stock subject to the Option immediately prior to such subdivision, dividend or distribution shall be proportionately increased and the


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Exercise Price shall be adjusted as provided below, and if the Company shall at any time combine the outstanding shares of Intrepid Common Stock by recapitalization, reclassification or combination thereof, the number of shares of Intrepid Common Stock subject to the Option immediately prior to such combination shall be proportionately decreased and the Exercise Price shall be adjusted as provided below. Any such adjustment and any adjustment to the Exercise Price pursuant to this Section 5.1 shall be effective at the close of business on the effective date of such subdivision or combination or if any adjustment is the result of a stock dividend or distribution then the effective date for such adjustment based thereon shall be the record date therefor. Whenever the number of shares of Intrepid Common Stock purchasable upon the exercise of the Option is adjusted as provided in this Section 5.1, the Exercise Price shall be adjusted to the nearest cent by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Intrepid Common Stock purchasable upon the exercise immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Intrepid Common Stock so purchasable immediately thereafter.

                  5.2 ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC. In case of any reorganization of the Company (or any other corporation, partnership, limited liability company or other similar entity the securities of which are at the time receivable on the exercise of the Option) after the Grant Date or in case after such date the Company (or any such other corporation, partnership, limited liability company or other similar entity) shall consolidate with or merge into another corporation, partnership, limited liability company or other similar entity or convey all or substantially all of its assets to another corporation, partnership, limited liability company or other similar entity, then, and in each such case, the Holder upon the exercise thereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of the Option prior to such consummation, the securities or property to which the Holder would have been entitled upon such consummation if the Holder had exercised the Option immediately prior thereto; in each such case, the terms of this Option Agreement shall be applicable to the securities or property receivable upon the exercise of the Option after such consummation.

                  5.3 RESTRICTIONS AGAINST CERTAIN ACTIONS. The Company shall not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option Agreement. Without limiting the generality of the foregoing, while the Option is outstanding, the Company (a) shall not permit the par value, if any, of the shares of stock receivable upon the exercise of the Option to be above the amount payable therefor upon such exercise and (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue or sell fully paid and non-assessable stock upon the exercise of the Option that is at the time outstanding.

                  5.4 CERTIFICATE AS TO ADJUSTMENTS. In each case of an adjustment in the number of shares of Intrepid Common Stock receivable on the exercise of the Option, the Company at its expense shall promptly compute such adjustment in accordance with the terms of


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this Option Agreement and prepare a certificate executed by an executive officer of the Company setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall forthwith mail a copy of each such certificate to each Holder.

                  5.5      NOTICES OF RECORD DATE, ETC. In case:

                           (a) the Company shall take a record of the holders of its Intrepid Common Stock (or Other Securities at the time issuable upon the exercise of the Option) for the purpose of entitling them to receive any dividend (other than a cash dividend at the same rate of the last cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; or

                           (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation; or

                           (c)      of any voluntary or involuntary
         dissolution, liquidation or winding up of the Company;

then, and in each such case, the Company shall mail or cause to be mailed to the Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place, and the time, if any, is to be fixed, as to which the holders of record of Intrepid Common Stock (or such other securities at the time receivable upon the exercise of the Option) shall be entitled to exchange their shares of Intrepid Common Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding up. Such notice shall be delivered via overnight courier at least thirty (30) days prior to the date therein specified and the Option may be exercised prior to said date during the term hereof.

         6.       RESTRICTIONS ON TRANSFER OF SHARES.

                  6.1 RESTRICTIONS ON TRANSFER. The Holder agrees not to make any disposition of all or any portion of this Option or the Option Shares or Other Securities unless and until:

                           (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (b)(i) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company,


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         the Holder shall have furnished the Company with an opinion of counsel, which counsel if other than Piper Marbury Rudnick & Wolfe shall be reasonably satisfactory to the Company and its counsel, that such disposition will not require registration of such shares under the Securities Act.

                           (c)      Notwithstanding the provisions of Sections
         6.1 (a) and (b) hereof, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder if (i) the Holder is a partnership and the transfer is made to its partners or former partners in accordance with partnership interests, (ii) the Holder is a limited liability company and the transfer is made to its members or former members in accordance with their interest in the limited liability company, or (iii) to the Holder's family member or trust for the benefit of an individual Holder or a family member; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were the original Holder hereunder.

                  6.2 REISSUANCE OF UNLEGENDED CERTIFICATES. The Company shall be obligated to reissue promptly unlegended certificates at the request of the Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably satisfactory to the Company if other than Piper Marbury Rudnick & Wolfe, to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                  6.3 REMOVAL OF LEGENDS/ORDERS. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

         7. PAYMENT OF TAXES. The Company agrees to pay all documentary stamp taxes (whether federal, state or local) attributable to the exercise of the Option and the issuance of Option Shares upon such exercise.

         8. NOTICES. Other than as set forth herein, all notices required hereunder shall be in writing and shall be deemed given when delivered via facsimile transmission to a number known to be the facsimile number of the Holder or the Company, delivered personally or within two days after mailing when mailed by regular, certified or registered mail, return receipt requested, to the Company or the Holder, as the case may be, for whom such notice is intended, at the address of such party as set forth on the first page, or at such other address of which the Company or the Holder has been advised by notice hereunder.

         9. SPECIFIC PERFORMANCE. The parties hereto acknowledge that there would be no adequate remedy at law if any party hereto fails to perform any of its obligations hereunder, and accordingly agree that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party hereto under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any state thereof having jurisdiction.


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         10.      APPLICABLE LAW. This Option Agreement is issued under and
shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware.




                             [Signatures Next Page]


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         IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed and delivered on its behalf, in its corporate name, by its duly authorized officer, all as of the Grant Date.


                           INTREPID CAPITAL CORPORATION


                           By: /s/ Forrest Travis
                              -------------------------------------------------
                              Forrest Travis, President and
                              Chief Executive Officer


[CORPORATE SEAL]


Attest:  /s/ Michael J. Wallace
       ----------------------------------------------
         Secretary

                         NOTICE OF ELECTION TO EXERCISE


                                                Dated ________________, _______


         The undersigned hereby irrevocably elects to exercise the within Option to the extent of ________________ shares of the Common Stock and hereby makes payment of $____________ in payment of the actual exercise price thereof, together with all applicable transfer taxes, if any.

         You are hereby instructed to register such Common Stock in the following name:


Name

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               (Please use typewriter or print in block letters)

Address

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         WITNESS the signature of the undersigned holder, by its duly authorized representative, as the day and year first written above.


                                             [OPTION HOLDER]


                                             By:
                                                -------------------------------
                                                Its:
                                                    ---------------------------


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